EXHIBIT 4.5


                           AMENDMENT NUMBER 1B TO THE
                            GUARANTY BANCSHARES, INC.
             EMPLOYEE STOCK OWNERSHIP PLAN (WITH 401(K) PROVISIONS)

     Guaranty Bancshares, Inc., Guaranty Bank, and Talco Bank, a corporation registered as a bank holding company organized and operated under the laws of the state of Texas and a banking association, hereby adopt the following amendments to the Guaranty Bancshares, Inc. Employee Stock Ownership Plan (with 401(k) Provisions) ("Plan") as a condition to the issuance of an IRS Favorable Determination Letter dated AUGUST 24 , 1993:

     1. The first sentence in the third paragraph in Section 1 of the Plan is hereby deleted and substituted therefor is the following language:

     "The Plan, hereby adopted effective as of January 1, 1989, is a stock bonus plan containing Section 401(k) features that is intended to qualify under
     Section 401(a) of the Internal Revenue Code."

     2. The definition of "Acquisition Loan" in Section 2 of the Plan is hereby deleted and substituted therefor is a new definition to read as follows:

     "A loan (or other extension of credit) used by the Trust to finance the acquisition of Company Stock, which is made to the Plan by a disqualified person or a loan to the Plan which is guaranteed by a disqualified person. It includes a direct loan of cash, a purchase money transaction, and an assumption of the obligation of the Plan."

     3. The definition of "Adjusted Compensation" in Section 2 of the Plan is hereby deleted and substituted therefor is the following definition:

     "The total remuneration paid to an Employee by the Employer in each Plan Year, as reported on IRS Form W-2, plus the amount (if any) of his remuneration deferred under a qualified defined contribution plan containing 401(k) provisions that are made by the Employer on behalf of its Employees that are not includable in gross income under Sections 125, 402(a)(8), 402(h), and 403(b) for the Plan Year. For any Plan Year, however, Adjusted Compensation exceeding $200,000 for any Employee (adjusted in accordance with the Code for cost of living increases) shall not be taken into account. For purposes of applying the $200,000 limit on compensation, the family unit of an employee who either is a five percent (5%) owner or is both a highly compensated employee and one of the ten most highly compensated employees will be treated as a single


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     employee with one compensation, and, except for the purpose of determining compensation below the Plan's integration level, if applicable, the $200,000 limit will be allocated among the members of the family unit in proportion to their respective compensation. For this purpose, a family unit consists of the employee who is five percent (5%) owner or one of the ten most highly compensated employees, the employee's spouse and the lineal descendants who have not attained age 19 before the close of the year."

     4. Section 2 of the Plan is hereby amended to add the following language to the definition of "Credited Service":

     "Years of service with the Employer before a Participant entered the Plan, including Years of Service in noncovered employment, will be counted for vesting purposes, except that the following may be disregarded: (1) Years of Service before age 18; (2) Years of Service during a period for which the Employee declined to contribute to the Plan; (3) Years of Service with the Employer during any period for which the Employer did not maintain the Plan or a predecessor Plan; (4) Service not required to be taken into account under the Breaks in Service rules; (5) Years of Service before January 1, 1971, unless the Employee has had at least three (3) Years of Service after December 31, 1970; (6) Years of Service before the first Plan Year, if such service would have been disregarded under the rules of the Plan with regard to Breaks in Service as in affect on the applicable date; and (7) in the case of a multi-employer plan, Years of Service (a) with the Employer after (1) a complete withdrawal of that Employer from the Plan, or
     (2) to the extent permitted in the regulations prescribed by the Secretary, a partial withdrawal described in Section 4205(b)(2)(A)(i) of such Act in conjunction with the certification of the collective bargaining representative, and (b) with any Employer under the Plan after the termination date of the Plan under Section 404(a) of such Act."

     5. Section 2 of the Plan is hereby amended to delete the definition of "Compensation," and substitute therefor is a new definition to read as follows:

     "The compensation that may be taken into account in determining contributions on behalf of any employee is limited to no more than $200,000 (as adjusted) in a plan year. For purposes of applying the $200,000 limit on compensation, the family unit of an employee who is either a five percent (5%) owner or is both a highly compensated employee and one of the ten most highly compensated employees will be treated as a single employee with one compensation, and the $200,000 limit will be allocated among the members of

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     the family unit in proportion to their respective compensation. For this purpose, a family unit consists of the employee who is a five percent (5%) owner or one of the ten most highly compensated employees, the employee's spouse and the lineal descendants who have not attained age 19 before the close of the year."

     "Compensation is wages, salaries, and fees from professional services and other amounts received (without regard to whether or not an amount is paid in cash) for personal service actually rendered in the course of employment with the employer maintaining the Plan to the extent that the amounts are includable in gross income (including, but not limited to, commissions paid to salesmen, compensation for services on the basis of a percentage of profits, commission on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a nonaccountable plan) as described in Regulation 1.62-2(c), and excluding the following:

     (a) Employer contributions to a plan of deferred compensation which are not includable in the employee's gross income for the taxable year in which contributed, or employer contributions under a simplified employee pension plan to the extent such contributions are deductible by the employee, or any distributions from a plan of deferred compensation;

     (b) Amounts realized from the exercise of a nonqualified stock option, or unrestricted stock (or property) held by the employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

     (c) Amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option plan; and

     (d) Other amounts which receive special tax benefits, or contributions made by the employer (whether or not under a salary reduction agreement) towards the purchase of an annuity contract described in Section 403(b) of the Code (whether or not the contributions are actually excludable from the gross income of the employee).

     "For any self-employed individual, compensation will mean earned income."

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     "For limitation years beginning after December 31, 1991, compensation for a limitation year is the compensation actually paid or made available during such limitation year."

     "Notwithstanding the preceding sentence, compensation for a participant in a defined contribution plan who is permanently and totally disabled (as defined in Section 22(e)(3) of the Internal Revenue Code) is the compensation such participant would have received for the limitation year that the participant would have been paid at the rate of compensation paid immediately before becoming permanently and totally disabled; such imputed compensation for the disabled participant may be taken into account only if the participant is not a highly compensated employee (as defined in Section 414(q) of the Code) and contributions made on behalf of such participant are nonforfeitable when made."

     6. Section 2 of the Plan is hereby amended to add the following definition of "Direct Rollover":

     "A payment by the Plan to the eligible retirement plan specified by the distributees."

     7. Section 2 of the Plan is hereby amended to add the following definition of "Distributee":

     "A Distributee includes an employee or former employee. In addition, the employees or former employee's surviving spouse and the employee's or former employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, or Distributees with regard to the interests of the spouse or former spouse."

     8. Section 2 of the Plan is hereby amended to add the following definition of "Eligible Retirement Plan":

     "An individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the Distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an Eligible Retirement Plan is an individual retirement account or individual retirement annuity."

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     9. Section 2 of the Plan is hereby amended to add the following definition of "Eligible Rollover Distribution":

     "Any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities)."

     10. Sections 2 (under the definition of affiliated company), 3(d)(5), and 22(a) of the Plan are hereby amended to add the following language:

     "All determinations related to a controlled group of corporations or businesses which are under common control shall consider any and all regulations promulgated by the secretary of Treasury pursuant to Internal Revenue Code Section 414(o)."

     11. The definition of "Highly Compensated Participant" in Section 2 of the Plan is hereby deleted and substituted therefor is a new definition to read as follows:

     "An employee who performs service during the determination year and is described in one or more of the following groups:

     (1) An employee who is a five percent (5%) owner, as defined in Section 416(i)(1)(A)(iii), at any time during the determination year or the look-back year.

     (2) An employee who receives compensation in excess of $75,000 (indexed in accordance with Section 415(d)) during the look-back year.

     (3) An employee who receives compensation in excess of $50,000 (indexed in accordance with Section 415(d)) during the look-back year and is a member of the top paid group for the look-back year.

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
     (4) An employee who is an officer, within the meaning of Section 416(i) during the look-back year and who receives compensation in the look-back year greater than fifty percent (50%) of the dollar limitation in effect under Section 415(b)(1)(A) for the calendar year in which the look-back year begins.

     (5) An employee who is both described in paragraphs 2, 3, or 4 above when these paragraphs are modified to substitute the determination year for the look-back year and 1 of the 100 employees who receive the most compensation from the employer during the determination year."

     "The determination year is the Plan Year for which the determination of who is highly compensated is being made."

     "The look-back year is the 12-month period immediately preceding the determination year, or, if the employer elects, the calendar year ending with or within the determination year."

     "The top-paid group consists of the top twenty percent (20%) of employees ranked on the basis of compensation received during the year. For purposes of determining the number of employees in the top-paid group, employees described in Section 414(q)(8) and Q&A 9(b) of Section 1.414(q-lT) of the regulations are excluded."

     "The number of officers is limited to 50 (or, if lesser, the greater of three employees or ten percent (10%) employees) excluding those employees who may be excluded in determining the top-paid group."

     "When no officer has compensation in excess of fifty percent (50%) of the
     Section 415 (b) (1) (A) limit, the highest paid officer is treated as highly compensated."

     "Compensation is compensation within the meaning of Section 415 (c) (3) including elective or salary reduction contributions to a cafeteria plan, cash or deferred arrangement or tax-sheltered annuity."

     "Employers aggregated under Section 414(b), (c), (m), or (o) are treated as a single employer."

     "The term "Five Percent (5%) Owner" means (1) if the Employer is a corporation, then any person who owns (or is considered as owning within the meaning of Section 318) more than five percent (5%) of the outstanding stock of the corporation or stock possessing more than five

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
     percent (5%) of the total combined voting power of all stock of the corporation, or (2) if the Employer is not a corporation, any person who owns more than five percent (5%) of the capital or profits interest in the Employer."

     "For purposes of determining the number of Employees in the top-paid group, the following Employees shall be excluded: (1) Employees who have not have completed six (6) months of service, (2) Employees who normally work less than 17 1/2 hours per week, (3) Employees who normally work during not more than six (6) months during any year, (4) Employees who have not attained age twenty-one (21), and (5) except to the extent provided in the regulations, Employees who are included in a unit of Employees covered by an agreement with the Secretary of Labor finds to be a collective bargaining agreement between Employee representatives and the Employer. Except as provided by the Secretary, the Employer may elect to apply exclusions (1), (2), (3), or (4) by substituting a shorter period of service, the smaller number of hours or months, or lower age for a period of service, number of hours or months, or age (as the case may be) than that specified in such exclusion."

      12. Section 3(a) of the Plan is hereby amended to add the following language:

     "The initial eligibility computation period used to determine whether an Employee is employed in a position requiring at least 1,000 Hours of Service will be a 12 consecutive month period beginning with the employment commencement date."

     "Service of an Employee who is a leased employee to any Employer aggregated under Section 414(b), (c) or (m) must be credited for vesting purposes whether or not such individual is eligible to participate in the Plan."

     13. The last sentence of Section 4(2)(a) of the Plan is hereby deleted and substituted therefor is the following language:

     "The total amount of Salary Reduction Contributions for any Plan Year shall not exceed $7,627, multiplied by an cost-of-living adjustment factor prescribed by the Secretary of the Treasury under Section 415(d) of the Code."

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
     "Any Salary Reduction Contribution in excess of the aforementioned limitation, plus any income allocable thereto, shall be returned to the participant no later than the first April 15 following the close of the tax year in which such contributions were made."

     14. The fourth sentence in Section 4(2)(b) of the Plan is hereby deleted and substituted therefor is the following language:

     "Salary Reduction Contributions may be suspended at any time by a Participant by giving prior written notice."

     15. The second paragraph of Section 4(2)(c) is hereby deleted and substituted therefor is the following language:

     "Actual Deferral Percentage with respect to any specific group of Participants for a Plan Year shall mean the average of the ratios (calculated separately for each Participant in such group) of (A) the amount of each eligible employee's Salary Reduction Contributions (including Employer Discretionary Basic contributions and Employer Discretionary Matching Contributions that are treated as elective contributions) paid into the Trust fund on behalf of each Participant for such Plan Year to (B) the Participant's Compensation for such Plan Year."

     "In the case of a highly compensated employee who is either a five percent (5%) or one of the ten most highly compensated employees and is thereby subject to the family aggregation rules of Section 414(q)(6), the Actual Deferral Ratio (ADR) for the family group (which is treated as one highly compensated employee) is the ADR determined by combining the Salary Reduction Contributions, compensation, and amounts treated as elective contributions of all eligible family members. Except to the extent taken into account in the preceding sentence, the Salary Reduction Contributions, compensation, and amounts treated as Salary Reduction Contributions of all family members are disregarded in determining the actual deferral percentages for the groups of highly compensated employees and nonhighly compensated employees."

     "Excess contributions are allocated among the family members in proportion to the contributions of each family member that have been combined."

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
     "Excess contributions will not be recharacterized with respect to a Highly Compensated Participant to the extent that the recharacterized amounts, in combination with employee contributions actually made by the employee, exceed the maximum amount of employee contributions (determined prior to applying Section 401(m)(2)(A) of the Code) that the employee is permitted to make under the plan in the absence of recharacterization."

     "A Salary Reduction Contribution will be taken into account under the actual deferral percentage test of Section 401(k)(3)(A) of the Code for a plan year only if it relates to compensation that either would have been received by the employee in the plan year (but for the deferral election) or is attributable to services performed by the employee in the plan year and would have been received by the employee within 2 1/2 months after the close of the plan year (but for the deferral election)."

     "A Salary Reduction Contribution will be taken into account under the actual deferral percentage test of Section 401(k)(3)(A) of the Code for a plan year only if it is allocated to the employee as of a date within that plan year. For this purpose, a Salary Reduction Contribution is considered allocated as of a date within a plan year if the allocation is not contingent on participation or performance of services after such date and the elective contribution is actually paid to the trust no later than 12 months after the plan year to which the contribution relates."

     "In calculating the actual deferral percentage for purposes of Section 401(k), the actual deferral ratio of a Highly Compensated Participant will be determined by treating all cash or deferred arrangements under which the Highly Compensated Participant is eligible (other than those that may not be permissively aggregated) as a single arrangement."

      16. Section 4(2)(d) of the Plan is hereby amended to add the following language:

     "The accrued benefit derived from contributions made by an Employee as of any applicable date is the balance of the Employee's separate account as stated in Section 6(c) consisting only of his contributions in the income, expenses, gains, and losses attributable thereto. Contributions which have been recharacterized as Salary Reduction Contributions will be placed in the Employee Salary Reduction Account listed in Section 6(c)."

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17. Section 4(3)(a) of the Plan is hereby amended to add the following language:

     "In calculating the actual contribution percentage (ACP) test of Section 401(m) for a Plan Year, contributions will be taken into account as follows: an employee contribution is to be taken into account if it is paid to the Trust during the Plan Year or paid to an agent of the Plan and transferred into the Trust within a reasonable period after the end of the Plan Year. An excess contribution to a cash or deferred arrangement that is recharacterized is to be taken into account in the plan year in which a contribution would have been received in cash by the employee had the employee not elected to defer the amounts. An Employer Discretionary Matching Contribution is taken into account for a plan year only if it is
     (1) made on account of the employee's Salary Reduction Contributions for the plan year, (2) allocated to the employee's account as of a date within that year, and (3) paid to the Trust by the end of the twelfth month following the close of that year. Qualified Employer Discretionary Matching Contributions which are used to meet the requirements of Section 401(k)(3)(A) are not to be taken into account for purposes of the ACP test of Section 401(m). For purposes of determining whether a plan satisfies the actual contribution percentage test of Section 401(m), all employee and Employer Discretionary Matching Contributions that are made under two or more plans that are aggregated for purposes of Sections 401(a)(4) and 410(b) (other than Section 410(b)(2)(A)(ii)) are to be treated as made under a single plan and that if two or more plans are permissively aggregated for purposes of Section 401(m), the aggregated plans must also satisfy Sections 401(a)(4) and 410(b) as though they were a single plan. The actual contribution ratio of a Highly Compensated Participant will be determined by treating all plans subject to Section 401(m) under which the Highly Compensated Participant is eligible (other than those that may not be permissively aggregated) as a single plan. In the case of a highly compensated employee who is either a five percent (5%) owner or one of the ten most highly compensated employees and is thereby subject to the family aggregation rules of Section 414(q)(6), the Actual Contribution Ratio (ACR) for the family group (which is treated as one highly compensated employee) is the ACR determined by combining the contributions and compensation of all eligible family members. Except to the extent taken into account in the preceding sentence, the contributions and compensation of all family members are disregarded in determining the actual contribution percentages for the groups of highly compensated employees and nonhighly compensated employees."

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
     "A family member is the spouse and the lineal ascendants and descendants (and spouses of such ascendants and descendants) of any Employee or former Employee."

     "Employer Discretionary Basic Contributions may be treated as Employer Discretionary Matching Contributions for purposes of the actual contribution percentage test of Section 401(m) only if such contributions are nonforfeitable when made and distributable only under the following circumstances:

     (1) The employer's retirement, death, disability, or separation from service;

     (2) The termination of the Plan with the establishment or maintenance of another defined contribution plan (other than an ESOP or SEP);

     (3) In the case of a profit sharing or stock bonus plan, the employee's attainment of age 59 1/2 or the employee's hardship;

     (4) The sale or other disposition by a corporation to an unrelated corporation of substantially all of the assets used in a trade or business, but only with respect to employees who continue employment with the acquiring corporation and the acquiring corporation does not maintain the plan after the disposition; and

     (5) The sale or other disposition by a corporation of its interest in a subsidiary to an unrelated entity, but only with respect to employees who continue employment with the subsidiary and the acquiring entity does not maintain the plan after the disposition.

     Paragraphs 2, 4, and 5 above, apply only if the transferor corporation continues to maintain the plan. Employer Discretionary Basic Contributions which may be treated as Employer Discretionary Matching Contributions must satisfy these requirements without regard to whether they are actually taken into account as Employer Discretionary Matching Contributions."

     "For purposes of aggregating plans, allocations under a plan or portion of a plan described in Code Sections 4975(e)(7) or 409 may not be combined with contributions or allocations under any plan or portion of a plan not described in Code Sections 4975(e)(7) or 409 for purposes of determining whether either the ESOP or the non-ESOP satisfies the requirements of
     Section 401(m)."

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     18. The last sentence in the second paragraph of Section 4(3) (b) is hereby deleted, and substituted therefor by the following language:

     "The amount of excess aggregate contributions for a plan year shall be determined only after first determining the excess contributions that are treated as Employee Voluntary Contributions due to recharacterization."

     "Excess aggregate contributions are allocated among the family members in proportion to the contributions of each family member that have been combined."

     "The distribution (or forfeiture, if applicable) of excess aggregate contributions will include any income attributable thereto (computed pursuant to Reg. 1.401(m)-l(e)(3)) from the date such excess aggregate contributions were made until such date of distribution."

     19. Section 4(3) (c) of the Plan is hereby amended to include the following language:

     "If multiple use of the alternative limitation occurs, it must be corrected by reducing the actual deferral percentage of all highly compensated employees regardless of whether they are eligible under both an arrangement subject to section 401(k) and a plan subject to Section 401(m)."

     20.   Section 4(4)(c) is hereby amended to include the following language:

     "The requirements described in Section 401(a)(11)(A) and 417 of the Code, and the regulations thereunder, will apply to a Participant's benefits if, with respect to the Participant, the Plan is a direct or indirect transferee of benefits held on or after January 1, 1985, by a defined benefit plan or a defined contribution plan subject to the requirements of
     Section 401(a)(11) and Code Section 417. If the Plan provides for a separate accounting of the Participant's benefits, these requirements need only apply to the separate account."

     21. The last sentence of Section 5(b) of the Plan is hereby deleted and substituted therefor is the following language:

     "When a Participant is entitled to a distribution from the Plan of securities that are not readily tradable on an established securities market, the Employer will repurchase these securities within the time periods and in accordance with the methods described in Code

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     Sections 409(h)(5) and (6). This requirement shall be treated as met if (1)
     the amount to be paid for the employer securities is paid in substantially equal periodic payments (not less frequently than annually) over a period beginning not later than 30 days after the exercise of the put option (a put option for a period of at least 60 days following the date of distribution of stock of the Employer and, if the put option is not exercised within such 60-day period, for an additional period of at least
     60 days in the following Plan Year) and not exceeding 5 years, and (2) there is adequate security provided and reasonable interest paid on the unpaid amounts of the Employee's benefits to be distributed in the form of employer securities. For purposes of the above, the term "Total Distribution" means the distribution within 1 taxable year to the recipient of the balance to the credit of the recipient's account. If an Employer is required to repurchase employer securities as part of an installment distribution, the amount to be paid for the employer securities shall be paid not later than 30 days after the exercise of the put option described above."

     "Except for the put option described in Section 54.4975-7(b)(10), the security acquired with the proceeds of an exempt loan may be subject to a put, call or other option, or buy-sell or other arrangement while held by and when distributed from a plan, whether or not the Plan has continued to operate as an Employee Stock Ownership Plan. A put option described in
     Section 54.4975-7(b)(10) of the regulations is a put option on a qualifying employer security acquired with the proceeds of an exempt loan by an ESOP after September 30, 1976, that is not publicly traded when distributed or is subject to a trading limitation when distributed. A "trading limitation" on a security is a restriction under any Federal or state securities law, any regulation thereunder, or an agreement, affecting the security which would make the security not as freely tradable as one not subject to such restriction. Such put option must be exercisable only by a Participant, by the Participant's donees, or by a person (including an estate or its distributes) to whom the security passes by reason of a Participant's death. "Participant" means a participant and beneficiaries of the Participant under the ESOP. The put option must permit a Participant to put the security to the Employer. If it is known at the time a loan is made that Federal or state law will be violated by the Employer's honoring such put option, the put option must permit the security to be put in a manner consistent with such law, to a third party that has substantial net worth at the time the loan is made and whose net worth is reasonably expected to remain substantial."

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
     "Payments made with respect to an exempt loan by the Employee Stock ownership Plan during the year must not exceed an amount equal to the sum of contributions and earnings received during or prior to such year less such payments in prior years."

     "Assets transferred in satisfaction of a loan must not exceed the amount of default. For a disqualified person, the assets transferred to satisfy default cannot exceed the payment schedule of the loan."

     "The rights and protections required under Regulation Section 54.4975-7(b)(4), relating to put, call or other options and to buy-sell or other similar arrangements in Sections 54.4975-7(b)(10), (11), and (12), relating to put options are nonterminable, even if the loan is repaid or the Plan ceases to be an Employee Stock Ownership Plan."

     "Payments of principal and interest on any Acquisition Loan shall be paid by the Trustee only from Employer Contributions to enable the Trust to repay such Acquisition Loan, from earnings attributable to such Employer Contributions and from any dividends received by the Trust on such financed shares. Salary Reduction Contributions shall not be used to pay any interest on an exempt loan."

     22. The introductory paragraph to Section 6 is hereby deleted, and substituted therefor is a new introductory paragraph to read as follows:

     "Separate Accounts shall be established to reflect each Participant's interest in the Plan. Within each of the Accounts described in sections
     (a), (b) , (c) , and (e) herein, a separate Company Stock Account and Other Investments Account will be determined and maintained in accordance with the procedures contained in Subsection (e)."

     23. Section 6(e) of the Plan is hereby amended to add the following language:

     "As of the end of each Plan Year, the Plan must consistently allocate, to the Participants' accounts, nonmonetary units representing Participants' interest in assets withdrawn from the suspense account."

     24. Section 6(f) of the Plan is hereby deleted and substituted therefor is the following language:

     "Employer Discretionary Optional Contributions and Forfeitures under
     Section 12(b) and (c) for each Plan Year will be allocated as of the anniversary date among the accounts of participants so entitled under Section 3(b) in the ratio which the adjusted compensation of each such participant bears to the total adjusted compensation of all such participants for that Plan Year."

     25. Section 6(g) of the Plan is hereby amended to add the following language:

     "All defined contribution plans (including voluntary employee contribution accounts in a defined benefit plan and key employee accounts under a welfare benefit plan described in Section 419, as well as employer contributions allocated to an IRA) of the Employer, whether or not terminated, will be treated as one defined contribution plan for purposes of the limitations under Section 415(c) of the Code. Where the Employer is a member of a controlled group of corporations or commonly controlled trades or businesses, or a member of an affiliated service group, within the meaning of Sections 414(b), (c), or (m) and 415(g) and (h) of the Code, all such employers are treated as a single employer for purposes of the Plan's application of the Section 415 limitations."

     26. The first sentence in the third paragraph of Section 6(g) of the Plan is hereby deleted and substituted therefor is the following language:

     "Any excess amount shall be reallocated among the Accounts of the other Participants in such subsequent Plan Year according to the ratio which the Adjusted Compensation of each such Participant bears to the total Adjusted Compensation of all such Participants for the Plan Year, to the extent possible without exceeding the limitations with respect to any other Participant for that Plan Year."

     27. The second sentence in Section 12(a) of the Plan is hereby deleted and substituted therefor is the following language:

     "A Participant is one hundred percent (100%) vested at all times in his Account due to Employer Discretionary Basic Contributions, the first twenty-five percent (25%) of Employer Discretionary Matching Contributions made on or after August 20, 1992, and in Employee Salary Reduction and Rollover Contributions."

     28. Section 12(b) of the Plan is hereby amended to add the following language:

     "An Employee who separates from service and is reemployed prior to incurring a Break in Service will continue to vest, starting at the point in the vesting schedule where he or she left employment, and both his or her pre-separation and post-separation accrued benefit. If more than one class of qualifying employer securities subject to exempt loan provisions have been allocated to a Participant's account, the Plan must forfeit the same proportion of each such class."

     29. Section 14(a) of the Plan is hereby amended to add the following language:

     "A Participant who elects to defer receipt of benefits may not do so to the extent that he or she is creating a death benefit, and it is more than incidental."

     "Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee's election under Code Section 401 (a) (3 1) , a Distributee may elect, at the time and in the manner prescribed by the Plan administrator, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover."

     30. Section 15(b) of the Plan is hereby amended to add the following language:

     "The payment of benefits under the Plan to the Participant will begin not later than the 60th day after the close of the Plan Year in which the latest of the following events occurs:

     (1) the attainment by the Participant of age 65, or, if earlier, the normal retirement age specified under the Plan,

     (2) the tenth anniversary of the date on which the Participant commences participation in the Plan,

     (3)  the termination of the Participant's service with the Employer, or

     (4) the date the Participant elects that the payment to him of any benefit under a Plan will commence at a date later than the date specified above.

     "If the Participant dies before the time when distribution is considered to have commenced, the method of distribution shall meet the following requirements: (a) Any remaining portion of the Participant's interest that is not payable to a beneficiary designated by the Participant will be distributed within five years after the Participant's death; and (b) any portion of the Participant's interest that is payable to a beneficiary designated by the Participant will be distributed either (i) within five years after the Participant's death, or (ii) over the life of the beneficiary over a period certain not extending beyond the life expectancy of the beneficiary, commencing not later than the end of the calendar year following the calendar year in which the Participant died (or, if the designated beneficiary is the Participant's surviving spouse, commencing not later than the end of the calendar year following the calendar year in which the Participant would have attained age 70 1/2) ."

     "If more than one class of employer securities has been acquired with the proceeds of an exempt loan, distribution of each class will be substantially proportional."

     31. The fourth sentence in Section 15(b) of the Plan is hereby deleted and substituted therefor is the following language:

     "A Participant (with the consent of his spouse, if any) may designate a different Beneficiary (and contingent Beneficiaries) and alternate form of distribution of his Capital Accumulation (either in one lump sum or in substantially equal annual payments) from time to time (and may change such designation of Beneficiary or form of distribution at any time) with the consent of his spouse (unless the original consent permits subsequent choice of Beneficiary or form of distribution without further spousal consent) by filing a written designation with the Committee."

     32. Section 16(b) of the Plan is hereby amended to add the following language:

     "If Employer is required to repurchase Employer securities as part of an installment distribution, the amount to be paid for the Employer securities shall be paid not later than 30 days after the exercise of the put option."

     33. Section 22(b) of the Plan is hereby amended to add the following language:

     "Each plan of an employer in which a key employee participates (in the plan year containing the determination date or any of the four preceding plan years) and each other plan which enables any plan in which a key employee participates during the period tested to meet the requirements of Section 401(a)(4) or (b), are required to be aggregated for top-heavy testing purposes and are considered the required aggregation group."

     "A permissive aggregation group is one or more plans that are not required to be aggregated but which may be aggregated with a required aggregation group. A plan may permissively be aggregated only if the resulting aggregation group satisfies the requirements of Sections 401(a)(4) and 410."

     "The accrued benefits and account balances that are to be taken into account in determining top heaviness relate to the proper determination date."

     "For a year in which the plan is top heavy, each nonkey employee will receive a minimum contribution if the participant is not separated from service at the end of the plan year, regardless of whether the nonkey employee has less than 1,000 hours of service (or the equivalent)."

     "Accrued benefits used to determine the top-heavy ratio include distributions made during the five-year period being considered."

     "The determination date for any Plan Year subsequent to the first Plan Year, is the last day of the preceding Plan Year. The determination date for the first Plan Year of the Plan is the last day of that year."

     34. Section 22(c) of the Plan is hereby amended to add the following language:

     "Salary Reduction Contributions made by nonkey employees will not be counted in determining if they have received their minimum three percent (3%) contribution."

     35. Section 22(e) of the Plan is hereby amended to add the following language:

     "Compensation to be used for determining a minimum benefit or a minimum contribution is the compensation described in Section 1.415-2(d) of the Regulations. The same definition of compensation must be used for all top-heavy purchases, except that for the purpose of determining whether an Employee is a Key Employee, with respect to Plan years beginning on or after January 1, 1989, the compensation to be used is compensation as defined in Section 415(c)(3) of the Code but including employee contributions made pursuant to salary reduction arrangements."

     IN WITNESS WHEREOF, the undersigned, a duly authorized officer of Guaranty Bancshares, Inc., Guaranty Bank, and Talco Bank hereby adopts this Amendment Number 1 to the Guaranty Bancshares, Inc. Employee Stock Ownership Plan (with 401(k) Provisions) on this 1st day of September, 1993.


                                    GUARANTY BANCSHARES, INC.


                                    By: Bill G. Jones

                                    As Its: Chairman of the Board


                                    GUARANTY BANK


                                    By: Bill G. Jones

                                    As Its: Chairman of the Board


                                    TALCO BANK


                                    By: Rusty Jones

                                    As Its: President

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